PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus Dated October 25, 2024)

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-282337

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 1,149,301 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Registration Statement on Form F-1, dated October 25, 2024 (the “Prospectus”) relating to the resale, from time to time of up to an aggregate of 1,149,301 ordinary shares of the Company, $4.70250014886352 par value per share (“Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of (1) 55,789 Ordinary Shares; (2) 131,929 Ordinary Shares underlying pre-funded warrants; (3) up to 766,201 Ordinary Shares underlying Series A Common Warrants; and (4) up to 195,381 Ordinary Shares underlying Series B Common Warrants.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on March 5, 2025 (the “Form 6-K”). Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Incentive Plan Amendment

The Company amended its 2022 Incentive Equity Plan, as amended (the “Incentive Plan”), to increase the number of authorized Ordinary Shares under the Incentive Plan to 2,396,668 from 111.668 (the “Amendment”). As a Foreign Private Issuer, Nasdaq Rule 5615(a)(3) allows the Company to rely on home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d) and, accordingly, the Company so elected to approve the Amendment without stockholder approval. Thereafter, the Company granted an aggregate of 1,215,000 restricted stock units and 1,070,000 stock options, to its executive officers and directors, and to certain consultants, employees and advisors to the Company.

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Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On March 5, 2025, the closing price of our Ordinary Shares was $2.48.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 21 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 6, 2025